EXHIBIT 10.1

DIESER ARBEITSVERTRAG wird geschlossen	THIS CONTRACT OF EMPLOYMENT is made
ZWISCHEN:	BETWEEN:
(1) QUAKER HOUGHTON SALES BV ZWEIGNIEDERLASSUNG DEUTSCHLAND Giselherstr. 57 44319 Dortmund Deutschland ("GESELLSCHAFT"); UND	(1) QUAKER HOUGHTON SALES BV ZWEIGNIEDERLASSUNG DEUTSCHLAND Giselherstr. 57 44319 Dortmund Germany ("Company"); And
(2) KEVIN MEAGHER *25.03.1973 [ REDACTED] ("Arbeitnehmer").[1]	(2) KEVIN MEAGHER *25.03.1973 [ REDACTED] ("Employee").[2]
1.PFLICHTEN UND AUFGABEN, ARBEITSORT, GESCHÄFTSREISEN	1.JOB TITLE AND DUTIES, PLACE OF WORK, TRAVEL ON BUSINESS
1.1Der Arbeitnehmer wird bei der Gesellschaft ab dem 01.01.2026 als Vice President R&D Advanced Solutions angestellt. Der Mitarbeiter wird in der Funktion eines leitenden Angestellten gemäß § 5 Abs. 3 BetrVG eingestellt.
Eine Beschreibung der Tätigkeit ist als Anlage beigefügt.

1.1The Employee will be employed by the Company as Vice President R&D Advanced Solutions as of 1st of January 2026. The employee is employed in the capacity of a managerial employee as defined under Section 5 (3) of the German Works Constitution Act (BetrVG). A description of the role is attached as.

1.2Arbeitsort ist Homeoffice an der Wohnanschrift.	1.2The place of work will be Homeoffice, at the employees current living address.
1     Die männliche Form wird lediglich aus Vereinfachungsgründen verwendet. Eine Benachteiligung von weiblichen Arbeitnehmerinnen oder Intersexuellen ist nicht beabsichtigt.
2     The male form is used only to simplify the text. There is no intention of discrimination against female or intersex employees.
Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

1.3Die Gesellschaft ist berechtigt, dem Arbeitnehmer andere gleichwertige und zumutbare, seinen Kenntnissen und Fähigkeiten entsprechende Aufgaben zu übertragen. Der Arbeitnehmer hat auf Verlangen der Gesellschaft seine Arbeit vorübergehend oder dauerhaft auch an einem anderen Ort zu erbringen. Auch durch eine langwährende Tätigkeit am selben Arbeitsplatz bzw. Arbeitsort wird dieses Recht der Gesellschaft nicht eingeschränkt.

1.3The Company may assign the Employee other reasonable duties of an equivalent level consistent with his knowledge and abilities. At the request of the Company the Employee shall temporarily or permanently work at another location. Even long-term activity in the same role or location does not restrict this right of the Company.

1.4Bei Bedarf wird der Arbeitnehmer Geschäftsreisen, auch ins Ausland, tätigen. Reisezeiten außerhalb der regelmäßigen Arbeitszeit gemäß Ziffer Fehler! Verweisquelle konnte nicht gefunden werden. werden nicht vergütet, soweit dadurch der Anspruch auf gesetzliches Mindestentgelt nicht unterschritten wird.

1.4If necessary, the Company may request the Employee to travel on business, including abroad. Travel times outside the regular weekly working time according to clause Fehler! Verweisquelle konnte nicht gefunden werden. up to the extent of will not be paid, if this does not fall below the entitlement to statutory minimum wage.

2.ARBEITSZEIT	2.HOURS OF WORK
1.1Der Mitarbeiter ist als leitender Angestellter im Sinne von § 5 Abs. 3 BetrVG bzw. § 14 Abs. 2 KSchG tätig. Aufgrund der mit der Position verbundenen Aufgaben und Verantwortlichkeiten unterliegt der Mitarbeiter nicht den Bestimmungen des Arbeitszeitgesetzes.
1.2Es gilt Vertrauensarbeitszeit. Der Mitarbeiter ist in der Einteilung seiner Arbeitszeit grundsätzlich frei, hat jedoch sicherzustellen, dass alle Aufgaben eigenverantwortlich, fristgerecht und in der erwarteten Qualität erfüllt werden. Eine Arbeitszeitdokumentation erfolgt nicht.

1.1The Employee is employed as an executive employee within the meaning of applicable German law (including Section 5 (3) BetrVG and Section 14 (2) KSchG). Due to the nature of the duties and responsibilities associated with this position, the Employee is exempt from the provisions of the German Working Time Act (Arbeitszeitgesetz).
1.2The parties agree on a trust-based working time system. The Employee is generally free to organize his/her working hours but must ensure that all duties are performed independently, within the required deadlines, and with the expected level of quality. No working time recording is required.

1.2Mit der vereinbarten Vergütung sind sämtliche etwaig anfallenden Überstunden, Mehrarbeit sowie Arbeitszeiten an Sonn- und Feiertagen abgegolten, soweit diese zur Erfüllung der dem Mitarbeiter obliegenden Aufgaben notwendig sind und im Rahmen seiner leitenden Funktion üblich und angemessen sind. Ein gesonderter Ausgleich – weder in Zeit noch in Geld – erfolgt nicht.

1.2The agreed remuneration covers all overtime, additional working hours, and work performed on Sundays and public holidays, insofar as such work is necessary for the proper performance of the Employee’s executive duties and is customary and reasonable for this position. No separate compensation — neither in time off nor in monetary form — shall be granted.

Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

3.VERGÜTUNG	3.SALARY
1.1Der Arbeitnehmer erhält ein jährliches Festgehalt in Höhe von EUR 305.0000,00 brutto. Das Gehalt wird in 12 gleichen Teilbeträgen jeweils zum Monatsende gezahlt. Bei unterjährigem Ein- oder Austritt wird die Vergütung zeitanteilig gezahlt.

1.1The Employee will receive an annually fixed salary in the amount of EUR 305.000,00 gross. The fixed salary will be paid in 12 equal instalments at the end of each calendar month. If the employee joins or leaves the company during calendar year, the renumeration will be paid on a pro rata basis.

1.2Soweit sich nichts Abweichendes aus einer Betriebsvereinbarung ergibt, entscheidet die Gesellschaft nach Ablauf eines Geschäftsjahres im freien Ermessen darüber, ob und in welcher Höhe der Arbeitnehmer einen Bonus erhält. Aktuell ist der AIP Bonus für diese Position auf 35% im Bezug auf Zielerreichung angesetzt. Der Arbeitnehmer hat keinen Anspruch auf einen Bonus, auch nicht bei wiederholter Gewährung.

1.2In absence of a different rule in a works agreement, the Company will decide after the expiry of a fiscal year in its absolute discretion if the Employee will receive a bonus and, if so, in what amount. Currently, the AIP bonus for this position is set at 35% in relation to target achievement. The Employee will have no legal claim in respect of bonus, even in the event of repeated payments.

1.3Die Gesellschaft gewährt dem Arbeitnehmer nach Ablauf von 6 Monaten einen Zuschuss zur betrieblichen Altersvorsorge durch Entgeltumwandlung in Höhe von monatlich EUR 57,78.	1.3After a period of 6 months, the Company shall grant the Employee a subsidy for the company pension plan through deferred compensation in the amount of EUR 57.78 per month.
Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

1.4Die etwaige Gewährung von sonstigen Gratifikationen, Prämien, Boni oder zusätzlicher Vergütung, auf die kein vertraglicher oder kollektivrechtlicher Anspruch besteht, erfolgt jeweils freiwillig. Auch durch mehrmalige Gewährung wird ein Rechtsanspruch für die Zukunft weder dem Grunde nach noch der Höhe nach begründet. § 305b BGB sowie Vergütungsansprüche bleiben hiervon unberührt.
1.5
1.FIRMENWAGEN
2.Der     Arbeitgeber    stellt    dem Arbeitnehmer einen Dienstwagen zur Verfügung. Für die vertraglich vereinbarte Position gilt ein Dienstwagen der Stufe A als vereinbart. Dem Arbeitnehmer ist es gestattet, diesen Dienstwagen kostenlos auch zu privaten Zwecken zu nutzen. Die ordnungsgemäße Versteuerung des geldwerten Vorteils der Privatnutzung obliegt dem Arbeitnehmer.
3.Der Arbeitnehmer ist verpflichtet, das ihm     anvertraute     Dienstfahrzeug sorgfältig zu behandeln und es stets in einem    betriebsbereiten    und verkehrssicheren Zustand zu halten notwendige Reparaturen sowie fällige Inspektionen sind in Abstimmung mit dem Arbeitgeber vorzunehmen. Eine Nutzung des Dienstwagens ist nur dann und so lange gestattet, wie der Arbeitnehmer über eine gültige Fahrerlaubnis verfügt.
4.Der Arbeitgeber behält sich vor, die Zurverfügungstellung des Dienstwagens einschließlich der Privatnutzung des Dienstwagens zu widerrufen, wenn sich die Aufgabe oder die Position des Arbeitnehmers so ändert, dass für die neue Aufgabe/für die neue Position ein Dienstwagen nicht mehr erforderlich ist und auch vergleichbaren Mitarbeitenden mit solchen Aufgaben/in einer solchen Position kein Dienstwagen zur Verfügung gestellt wird. Weiterhin behält sich der Arbeitgeber einen solchen Widerruf für den Fall einer Freistellung von der Arbeitsleistung nach Kündigung des Arbeitsverhältnisses vor.
5.Nähere Einzelheiten regelt die Unternehmensdienstwagenrichtlinie.
6.Für die Dauer die Probezeit wird dem Arbeitnehmer ein Poolfahrzeug zur Verfügung gestellt.

1.4The payment of any additional bonus or other benefits that the Employee is not entitled to according to an individual contractual or collective agreement is voluntary and non-binding. Therefore, repeated payment does not give rise to a legal claim for payment in the future, either with regard to the reason or with regard to the amount. Section 305b German Civil Code as well as remuneration claims shall not be affected.
1.COMPANY CAR
2.The employer shall provide the employee with a company car. A level A company car is deemed to have been agreed for the contractually agreed position. The employee is permitted to use this company car free of charge also for private purposes. The employee is responsible for the proper taxation of the pecuniary advantage of the private use.
3.The employee is obliged to treat the company car entrusted to him with care and to keep it in an operational and roadworthy condition at all times. Use of the company car is only permitted if and as long as the employee has a valid driving licence.
4.
5.The employer reserves the right to revoke the provision of the company car including the private use of the company car if the employee's task or position changes in such a way that a company car is no longer required for the new task/position and no company car is provided to comparable employees with such tasks/position. Furthermore, the employer reserves the right to such revocation in the event of release from work after termination of the employment relationship.
6.Further details are set out in the company car policy.
7.The employee will be provided with a pool car for the duration of the probationary period.

5.AUSLAGEN	5.EXPENSES
Die Erstattung von notwendigen dienstlich veranlassten Auslagen bestimmt sich nach der jeweils gültigen Richtlinie der Gesellschaft. Soweit eine solche Richtlinie nicht vorhanden ist, erhält der Arbeitnehmer nach vorheriger Absprache und gegen Vorlage der entsprechenden Belege Erstattung von notwendigen dienstlich veranlassten Auslagen nach den jeweils steuerlich abzugsfähigen Sätzen.

The reimbursement of necessary and officially incurred expenses is determined by the valid policy of the Company effective from time to time. If there is no such policy the Employee will be reimbursed after prior written approval and representation of the supporting documents for such necessary and officially incurred expenses based on the respective tax-deductible rates.

6.URLAUB	6 HOLIDAY
1.1Der Arbeitnehmer hat Anspruch auf einen Urlaub von 30 Arbeitstagen pro Kalenderjahr ("Urlaub"). Dieser setzt sich aus dem gesetzlichen Urlaubsanspruch von 20 Arbeitstagen ("Gesetzlicher Urlaub") sowie einem darüberhinausgehenden vertraglichen Urlaubsanspruch von 10 Arbeitstagen ("Vertraglicher Urlaub") zusammen. Der Vertragliche Urlaub wird im Jahr des Ein- und Austritts anteilig gewährt.

1.2The Employee is entitled to holiday leave of 30 working days per calendar year ("Holiday"). This entitlement consists of 20 working days' statutory holiday entitlement ("Statutory Holiday") and 10 working days' contractual holiday entitlement ("Contractual Holiday"). In the year in which the employment relationship commences or terminates, the contractual holiday will be granted on a pro-rata basis.

Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

1.3Der Urlaub ist grundsätzlich im laufenden Kalenderjahr zu nehmen. Durch den Arbeitnehmer genommener Urlaub wird zunächst auf den Gesetzlichen Urlaub angerechnet.	1.4The Holiday must generally be taken during the current calendar year. Any Holiday taken by the Employee will be set off against the Statutory Holiday first.
1.5Eine Übertragung des Urlaubs auf das nächste Kalenderjahr erfolgt nur, wenn dringende betriebliche oder in der Person des Arbeitnehmers liegende Gründe dies rechtfertigen. Der so übertragene Urlaub verfällt, wenn er nicht bis zum 31. März des Folgejahres genommen wird. Der Verfall des Vertraglichen Urlaubs findet unabhängig davon statt, ob die Gesellschaft dazu aufgefordert hatte, den Vertraglichen Urlaub zu nehmen, oder ob die Gesellschaft über die Möglichkeit des Verfalls gesondert aufgeklärt hatte.

1.6Holiday may only be carried over to the next calendar year if justified by urgent business reasons or reasons relating to the Employee personally. Any Holiday carried forward from the past calendar year will be forfeited if not taken by 31 March in the following year. The forfeiture of the Contractual Holiday takes place irrespective of whether the Company had requested to take the Contractual Holiday or whether the Company had separately informed of the possibility of forfeiture.

1.7Ist der Arbeitnehmer infolge einer ärztlich nachgewiesenen, krankheitsbedingten Arbeitsunfähigkeit daran gehindert, den übertragenen Urlaub bis zum 31. März des Folgejahres zu nehmen, besteht nur der Gesetzliche Urlaub auch über diesen Zeitpunkt hinaus fort. Für diesen fortbestehenden Gesetzlichen Urlaub gelten die Regelungen der Ziffern 6.3 und 6.5 entsprechend, d. h. dieser fortbestehende Gesetzliche Urlaub verfällt spätestens 15 Monate nach Ende des Kalenderjahres, in dem der Gesetzliche Urlaub entstanden ist. Der Vertragliche Urlaub verfällt in einem solchen Fall nach Ziffer 6.5.

1.8In cases where the Employee, as a direct consequence of a medically certified incapacity to work due to illness, is prevented from taking carried over Holiday by 31 March in the following year, only the remaining Statutory Holiday will persist beyond that date. With regard to this remaining Statutory Holiday clauses 6.4 and 6.6 shall apply accordingly, ie this remaining Statutory Holiday will be forfeited at the latest 15 months after the end of the calendar year in which the Statutory Holiday arose. In such case, the Contractual Holiday will be forfeited according to clause 6.6.

1.9Bei Beendigung des Arbeitsvertrages ist eine Abgeltung Vertraglichen Urlaubs ausgeschlossen. Eine Abgeltung des verbleibenden Gesetzlichen Urlaubs bestimmt sich nach den gesetzlichen Regelungen. Dies gilt auch, sofern Urlaubsabgeltung zu leisten ist, weil der Arbeitnehmer den Gesetzlichen Urlaub wegen des in Ziffer 6.7 geregelten Sachverhalts nicht nehmen konnte.

1.10There will be no payment in lieu of untaken Contractual Holiday on termination of this Contract of Employment. Payment in lieu for the remaining Statutory Holiday entitlement is determined by the statutory provisions. This will also apply if payment in lieu of untaken holiday is payable due to the Employee not having been able to take his Statutory Holiday due to the circumstances set out in clause 6.8.

7.ARBEITSUNFÄHIGKEIT	1. 7 SICKNESS ABSENCE
Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

1.1Der Arbeitnehmer ist verpflichtet, jede Arbeitsverhinderung und deren voraussichtliche Dauer der Gesellschaft unverzüglich, d. h. spätestens zu Arbeitsbeginn des ersten Tages der Arbeitsverhinderung, anzuzeigen. Bei anstehenden Terminsachen hat der Arbeitnehmer auf vordringlich zu erledigende Arbeiten und Fristen hinzuweisen.

1.2The Employee shall notify the Company without undue delay (ie by commencement of the hours of work on the first day of incapacity to work at the latest) of any incapacity to work and its anticipated duration. The Employee must inform the Company about any urgent work and pending deadlines.

1.3Ist die Arbeitsverhinderung durch Krankheit verursacht, so ist die Arbeitsunfähigkeit spätestens am dritten Kalendertag durch Vorlage einer ärztlichen Bescheinigung nachzuweisen. Die Gesellschaft ist berechtigt, die Vorlage eines ärztlichen Attests auch früher zu verlangen. Dauert die Arbeitsunfähigkeit länger als in der Bescheinigung angegeben, so ist dies der Gesellschaft unverzüglich mitzuteilen. In diesem Fall ist der Arbeitnehmer verpflichtet, unverzüglich, spätestens aber am ersten Tag nach Ablauf der vorangegangenen Bescheinigung eine Folgebescheinigung vorzulegen. Dies gilt auch nach Ablauf des Entgeltfortzahlungszeitraumes. Die Gesellschaft ist berechtigt, die Entgeltfortzahlung zu verweigern, solange der Arbeitnehmer der Verpflichtung zur Vorlage der ärztlichen Bescheinigung nicht nachgekommen ist.

1.4In case of sickness, the Employee shall be obliged to present a doctor's certificate of inability to work giving the probable duration before the end of the third calendar day from the beginning of the inability to work. The Company is entitled to require a doctor's certificate also at an earlier stage. Should the inability to work last longer than stated in the doctor's certificate, the Employee shall be obliged, without delay, at the latest on the first day after expiry of the previous certificate, to present a new certificate. This provision also must be observed after expiry of the period of salary continuation. The Company shall have the right to refuse continued payment of salary if the Employee does not adhere to his obligation to present a doctor's certificate.

1.5Der Arbeitnehmer ist verpflichtet, der Gesellschaft unverzüglich eine Bescheinigung über die Bewilligung einer Kur oder eines Heilverfahrens ("Kur") vorzulegen und den Zeitpunkt des Kurantritts mitzuteilen. Die Bescheinigung über die Bewilligung muss Angaben über die voraussichtliche Dauer der Kur enthalten. Dauert die Kur länger als in der Bescheinigung angegeben, so ist der Arbeitnehmer verpflichtet, unverzüglich eine Folgebescheinigung vorzulegen.

1.6In case of treatment at a health resort or medical treatment ("Health Resort"), the Employee shall present a certificate of approval and shall specify the starting date. The certificate shall provide information about the expected duration. If treatment at a Health Resort takes longer than certificated the Employee shall be obliged to hand in a new certificate immediately.

1.7Der Arbeitnehmer tritt hiermit mögliche Schadensersatzansprüche gegen Dritte, die im Zusammenhang mit der Arbeitsunfähigkeit stehen, an die Gesellschaft ab.	1.8The Employee hereby assigns possible compensation against third parties, in respect of incapacity to work to the Company.
1.9Der Arbeitnehmer erklärt sich damit einverstanden, sich bei einem berechtigten Interesse der Gesellschaft (insbesondere bei begründeten ernsthaften Zweifeln an der vorgelegten Arbeitsunfähigkeitsbescheinigung, bei einer besonderen Gefährdung für Dritte durch Ansteckungsgefahr oder bei Privatversicherten) im Falle der Arbeitsunfähigkeit durch einen Vertrauensarzt der Gesellschaft untersuchen zu lassen, um festzustellen, ob er zum gegenwärtigen Zeitpunkt arbeitsfähig ist.

1.10In the event of incapacity to work, the Employee consents to examination by an independent Company medical examiner in the case of a legitimate interest of the Company (in particular in the case of justified serious doubts concerning the submitted doctor's certificate of incapacity for work, in the case of a special risk to third parties due to the danger of infection or privately insured persons) in order to determine, whether the Employee is able to work.

Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

8.PROBEZEIT, BEENDIGUNG, VERTRAGSSTRAFE BEI NICHTANTRITT, FREISTELLUNG	1. 8 PROBATIONARY PERIOD, TERMINATION, PENALTY IN CASE OF NON-PERFORMANCE, RELEASE FROM WORK
1.1Die ersten 6 Monate des Arbeitsverhältnisses gelten als Probezeit. Während der Probezeit kann das Arbeitsverhältnis von beiden Parteien mit einer Frist von 2 Wochen gekündigt werden.	1.2The first 6 months of the employment relationship shall be a probationary period. During the probationary period either party can terminate the employment relationship by giving two weeks' notice.
1.3Nach Ablauf der Probezeit kann das Arbeitsverhältnis von beiden Parteien jeweils mit einer Frist von 6 Monaten zum Monatsende gekündigt werden. Wenn sich die Kündigungsfrist für die Gesellschaft aufgrund gesetzlicher oder sonstiger Regelungen verlängert, gilt diese verlängerte Frist für eine Kündigung durch den Arbeitnehmer entsprechend.

1.4After the completion of the probationary period the employment may be terminated by either party with a notice period of six months to the end of a calendar month. If the notice period for a termination by the Company increases due to statutory law or other rules, the same extended notice period shall apply to termination by the Employee.

1.5Eine ordentliche Kündigung des Arbeitsverhältnisses ist vor Beginn des Arbeitsverhältnisses ausgeschlossen. Für den Fall, dass der Arbeitnehmer das Arbeitsverhältnis rechtswidrig und schuldhaft nicht oder nicht rechtzeitig aufnimmt oder das Arbeitsverhältnis vertragswidrig beendet, hat der Arbeitnehmer eine Vertragsstrafe in Höhe der Hälfte eines festen monatlichen Bruttogehalts nach Ziffer 3.1 zu bezahlen. Weist der Arbeitnehmer einen geringeren Schaden nach, ist er verpflichtet, nur den geringeren Schaden an die Gesellschaft zu zahlen. Hiervon bleibt das Recht der Gesellschaft, einen weiteren Schaden oder andere Rechte geltend zu machen, unberührt.

1.6Notice of termination of the employment relationship before the commencement of the employment is excluded. If the Employee illegitimately and culpably does not begin the employment or not in time or in case of premature termination the Employee shall pay a contractual penalty in the amount of half of one fixed month's gross salary according to clause 3.1. The Employee is entitled to prove lower damages, in which case the Employee will only be obliged to pay the lower damages. The Company is also authorized to assert further damages or other rights.

1.7Die Kündigung bedarf der Schriftform.	1.8Any notice of termination must be in writing.
1.9Das Anstellungsverhältnis endet in jedem Fall, ohne dass es des Ausspruchs einer Kündigung bedarf, mit Ablauf des Monats, in dem der Arbeitnehmer (i) die Regelaltersgrenze der gesetzlichen Rentenversicherung erreicht hat und eine ungekürzte Rente wegen Alters beanspruchen kann oder (ii) ihm ein Bescheid über die Gewährung einer Rente wegen voller Erwerbsminderung zugestellt wird und der Arbeitnehmer nicht vor Ablauf der Widerspruchfrist seinen Antrag zurücknimmt oder auf eine Rente auf Zeit einschränkt; bei späterem Beginn der Rente endet das Anstellungsverhältnis mit Ablauf des Tages vor Beginn der Rentenzahlungen; der Arbeitnehmer ist verpflichtet, den Bescheid unverzüglich der Gesellschaft zu übermitteln. Gewährt der Sozialversicherungsträger eine Rente auf Zeit, so ruht der Arbeitsvertrag für den Bewilligungszeitraum dieser Rente, längstens jedoch bis zum Beendigungszeitpunkt nach Satz 1.

1.10In any event the employment relationship shall end automatically, without the requirement for notice, on the expiry of the month in which the Employee (i) reaches the usual statutory pension insurance age and is entitled to an old-age pension (without reductions) or (ii) is served an official notification to be entitled to a pension due to permanent disability and the Employee does not withdraw his application within the objection period or limits his application to a temporary pension; if pension payment starts later, the employment ends at the end of the day prior to the beginning of the pension payment; the Employee shall inform the Company of such notification without undue delay. If the social security authority grants a temporary pension the employment will be suspended during the appropriation period, however no longer than the termination date according to sentence 1.

Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

1.11Die Gesellschaft ist berechtigt, den Arbeitnehmer nach Ausspruch einer Kündigung nur unter Fortzahlung der festen, monatlichen Bruttovergütung gemäß Ziffer 3.1 vorübergehend oder dauerhaft von der Erbringung der Arbeitsleistung freizustellen, sofern ein sachlicher Grund für die Freistellung besteht (z. B. Gefahr der Konkurrenztätigkeit, Schutz von Betriebs- und Geschäftsgeheimnissen, sonstige Beeinträchtigung der Vertrauensgrundlage, Wegfall des Beschäftigungsbedarfs). Für Zeiten der Freistellung erhält der Arbeitnehmer in keinem Fall eine etwaige variable Vergütung. Auf eine unwiderrufliche Freistellung werden Urlaubs- und Freizeitausgleichsansprüche angerechnet. Während der Freistellung gilt § 615 S. 2 BGB. Der Arbeitnehmer ist verpflichtet, die Gesellschaft über die Aufnahme einer anderweitigen Tätigkeit und den diesbezüglichen ertragspartner/Arbeitgeber zu unterrichten. Dem Arbeitnehmer ist auch während der Freistellung jegliche Wettbewerbstätigkeit untersagt.

1.12After notice has been served the Company is entitled to temporarily or permanently release the Employee from his duty to work only by continuously paying his fixed monthly salary according to clause 3.1 to the extent that the release is objectively justified (eg risk of competitive activity, protection of company and business secrets, other impairment of the basis of trust, elimination of employment needs). During a release the Employee will, in any case, not receive any possible variable salary. In the case of permanent release any holiday or time off entitlement shall be set off. During the release section 615 sent. 2 German Civil Code applies. The Employee is obliged to inform the Company of the commencement of any other activity and the contractual partner/employer concerned. During the release the Employee shall refrain from any competing activities.

1.13Das Recht zur Beendigung des Arbeitsverhältnisses aus wichtigem Grund bleibt unberührt.	1.14The right to terminate the employment relationship for cause remains unaffected.
9.NUTZUNG UND RÜCKGABE VON BETRIEBSMITTELN, GEGENSTÄNDEN UND DATEN	9USE AND RETURN OF COMPANY MEANS, ITEMS AND DATA
1.1Die von der Gesellschaft zur Verfügung gestellten Betriebsmittel dürfen nur zu dienstlichen Zwecken genutzt werden. Dies gilt insbesondere für den dienstlichen Zugang zum Internet und die Nutzung des dienstlichen Email-Accounts. Unternehmensfremde Daten dürfen ohne schriftliche Freigabe der Gesellschaft nicht heruntergeladen oder auf die Computersysteme der Gesellschaft übertragen werden. Die Nutzung von unternehmensfremden Speichermedien (z. B. USB-Sticks, DVDs, CD-ROMs, Clouds) ist ohne schriftliche Freigabe der Gesellschaft verboten.

1.2Working materials which have been provided by the Company shall be used only for business purposes. This applies in particular to the business access of internet and the business use of email accounts. Data that does not belong to the Company may not be downloaded or transferred into the computer systems of the Company without the written approval of the Company. The use of data carriers (eg USB sticks, DVDs, CD-ROMs, Clouds) not belonging to the Company is prohibited without the written approval of the Company.

Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

1.3Die Gesellschaft ist berechtigt, in unregelmäßigen oder regelmäßigen Abständen stichprobenartige Kontrollen der Einhaltung der jeweils für die Nutzung dieser Systeme geltenden Regelungen durchzuführen. Ferner kann die Gesellschaft derartige Kontrollen bei Vorliegen ausreichender tatsächlicher Verdachtsmomente für eine solchen Regelungen oder den diesbezüglichen Gesetzen widersprechende Nutzung durchführen.

1.4The Company may, in regular or irregular time periods, perform random controls of the Employee's compliance with the respective provisions applicable to the use of such systems. In addition, the Company may perform such controls in case of sufficient facts indicating a use contravening such provisions of the respective statutes.

1.5Der Arbeitnehmer ist verpflichtet, alle im Eigentum der Gesellschaft oder Verbundener Unternehmen stehenden Gegenstände oder die dem Arbeitnehmer von der Gesellschaft oder von einem Verbundenen Unternehmen im Rahmen des Arbeitsverhältnisses überlassen wurden, insbesondere alle schriftlichen Arbeitsunterlagen, Pläne, Kundenlisten, Preiskalkulationen, Broschüren, Kopien, Notizen, Passwörter, Kredit- oder Zahlungskarten, Schlüssel, Datenträger, elektronische Daten sowie Hard- und Software, sorgfältig aufzubewahren und jederzeit auf Verlangen, spätestens bei Beendigung des Arbeitsverhältnisses, am Sitz der Gesellschaft an die Gesellschaft herauszugeben. Auf Verlangen der Gesellschaft bestätigt der Arbeitnehmer die vollständige Herausgabe schriftlich.

1.6The Employee shall keep carefully and shall return to the Company at its seat upon request at any time, at the latest at the termination of the employment, all items belonging to the Company or Affiliated Companies or which were provided to the Employee by the Company or Affiliated Companies in the course of the employment, in particular all written business documents, plans, lists of customers, price calculations, booklets, copies, notes, passwords, credit cards or other payment cards, keys, data carriers, electronic data as well as all software and hardware. At the request of the Company, the Employee will confirm the complete return in writing.

1.7Der Arbeitnehmer ist verpflichtet, jederzeit auf Verlangen, spätestens bei Beendigung des Arbeitsverhältnisses, auf Datenträgern gespeicherte Daten (z. B. Emails, Software, Dateien) und Programme der Gesellschaft oder Verbundener Unternehmen oder die sonst dienstlicher Natur sind, die im unmittelbaren oder mittelbaren Besitz des Arbeitnehmers sind (einschließlich Clouds), auf die EDV-Anlage der Gesellschaft zu übertragen und auf allen seinen eigenen Datenträgern zu löschen. Auf Verlangen der Gesellschaft bestätigt der Arbeitnehmer die vollständige Übertragung und Löschung der Daten schriftlich.

1.8The Employee shall transfer all data (eg emails, software, files) and programs of the Company or Affiliated Companies or which is otherwise business related which is directly or indirectly owned by the Employee (including Clouds), to the Company's data processing facility and delete this data on all his own data carrier on request at any time, and at the latest on termination of the employment. At the request of the Company, the Employee will confirm the complete transfer and deletion of all data in writing.

1.9Jegliche Geltendmachung eines Zurückbehaltungsrechts durch den Arbeitnehmer ist ausgeschlossen.	1.10The Employee shall have no right of retention.
10.GEHEIMHALTUNG	1. 10 CONFIDENTIALITY
Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

1.1Der Arbeitnehmer ist verpflichtet, während der Dauer des Arbeitsverhältnisses über alle dem Arbeitnehmer anvertrauten, zugänglich gemachten oder sonst bekannt gewordenen Betriebs- und Geschäftsgeheimnisse (einschließlich aller anderen, nicht öffentlich bekannten Angelegenheiten) der Gesellschaft oder Verbundener Unternehmen strenges Stillschweigen gegenüber Dritten zu bewahren und solche Betriebs- und Geschäftsgeheimnisse (einschließlich aller anderen, nicht öffentlich bekannten Angelegenheiten) auch nicht selbst zu verwerten. Dies gilt nicht, soweit der Arbeitnehmer aufgrund gesetzlicher Verpflichtung, z. B. gegenüber einer Behörde (z. B. Finanzamt) zur Offenlegung solcher Geheimnisse verpflichtet ist oder die Offenlegung zur Wahrung von Rechtsansprüchen gegenüber Gerichten erforderlich ist. Sobald dem Arbeitnehmer bekannt wird, dass er im Sinne dieser Ziffer zur Offenlegung verpflichtet bzw. die Offenlegung erforderlich ist, wird er die Gesellschaft unverzüglich informieren.

1.2The Employee shall not, during the term of the employment, disclose to any third party any of the Company's or any Affiliated Companies` business or operational secrets (including any other information not known to the public) that have been entrusted or otherwise become known to the Employee, and the Employee will not utilise such business or operational secrets (including any other matters that are not known to the public) for the Employee. This shall not apply to the extent that the Employee is obliged to disclose such secrets due to statutory law, eg to the authorities (eg the revenue service) or the disclosure is required in order to pursue legal claims before a court. As soon as the Employee becomes aware that he is obliged to disclose or a disclosure is required in the meaning of this clause the Employee shall notify the Company without undue delay.

1.3Diese Verpflichtung gilt auch für einen Zeitraum von 2 Jahren nach Beendigung des Arbeitsverhältnisses fort. Sollte die nachvertragliche Geheimhaltungspflicht den Arbeitnehmer in seinem beruflichen Fortkommen unangemessen behindern, hat der Arbeitnehmer gegen die Gesellschaft einen Anspruch auf Freistellung von dieser Pflicht.

1.4This obligation shall also continue to apply after the end of the employment relationship for a period of two year If the post-contractual confidentiality obligation constitutes an unreasonable obstacle for the Employee's professional advancement, the Employee shall be entitled to be released from this obligation by the Company.

11.WETTBEWERBSVERBOT, NACHVERTRAGLICHES ABWERBEVERBOT	1. 11 NON-COMPETE, POST-CONTRACTUAL NON-SOLICITATION
Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

1.1Dem Arbeitnehmer ist es untersagt, während der Dauer des Arbeitsverhältnisses in selbständiger, unselbständiger oder sonstiger Weise für ein Unternehmen tätig zu werden, das mit der Gesellschaft im direkten oder indirekten Wettbewerb steht. In gleicher Weise ist es dem Arbeitnehmer untersagt, während der Dauer des Arbeitsverhältnisses, ein solches Unternehmen zu errichten, zu erwerben oder sich an einem solchen unmittelbar oder mittelbar zu beteiligen. Hiervon ausgenommen sind geringfügige Beteiligungen von höchstens 3% des Stammkapitals an Gesellschaften, deren Anteile an einer regulierten Börse gehandelt werden.

1.2During the term of the employment relationship the Employee shall refrain from any activity on a self-employed, employed or in any other basis for a company competing directly or indirectly with the Company. In the same way the Employee shall, during the term the employment relationship, refrain from establishing, acquiring or participating directly or indirectly in such a company. This shall not apply to small investments of up to 3% of the share capital of companies whose shares are listed at a due stock exchange.

1.3Während der Laufzeit des Arbeitsverhältnisses sowie für die Dauer von 12 Monaten nach Beendigung des Arbeitsverhältnisses ist es dem Arbeitnehmer untersagt, andere Arbeitnehmer der Gesellschaft abzuwerben oder dazu zu veranlassen, ihr Arbeitsverhältnis mit der Gesellschaft zu kündigen oder ein neues oder zusätzliches Arbeitsverhältnis oder ähnliches Verhältnis mit einem anderen Arbeitgeber oder Auftraggeber einzugehen. Der Arbeitnehmer erhält für das Abwerbeverbot keine finanzielle Entschädigung.

1.4During the term of the employment relationship and for a term of 12 months following the end of the employment relationship the Employee shall not induce or solicit any employee of the Company to terminate their employment with the Company or enter into new or additional employment or any similar relationship with another employer or a customer. The Employee shall not receive a financial compensation for the non-solicitation obligation.

12.NEBENTÄTIGKEITEN	12ADDITIONAL OCCUPATION
1.1Die Aufnahme einer sonstigen Nebentätigkeit, bezahlt oder unbezahlt, die die Arbeitsfähigkeit des Arbeitnehmers oder die Interessen der Gesellschaft beeinträchtigen könnte, bedarf der vorherigen schriftlichen Zustimmung der Gesellschaft. Gleiches gilt für die Fortsetzung entsprechender Nebentätigkeiten, die der Arbeitnehmer bereits vor dem Beginn des Arbeitsverhältnisses ausgeübt hat. Die Gesellschaft wird die Erteilung der Zustimmung im Rahmen billigen Ermessens prüfen. Die Gesellschaft kann im Rahmen billigen Ermessens jederzeit, ggf. unter Wahrung einer angemessenen Ankündigungsfrist, die Zustimmung widerrufen.

1.2The express written prior consent of the Company is required for any additional occupation, paid or unpaid, taken on by the Employee that could adversely affect the Employee's capacity to work or that might affect the Company's interests. This also applies to the continuation of such additional occupation which the Employee has already performed at the commencement of this employment relationship. The Company will act reasonable in exercising its discretion to give consent. The Company may revoke the consent at its reasonable discretion at any time, where appropriate within a reasonable period of notice.

1.3Auch Veröffentlichungen und Vorträge des Arbeitnehmers bedürfen der vorherigen schriftlichen Zustimmung der Gesellschaft, wenn sie berechtigte Interessen der Gesellschaft betreffen können.	1.4Also any article for publication or any public speech or statement by the Employee requires the prior written consent of the Company if these may affect a legitimate interest of the Company.
13.VERTRAGSSTRAFE	1. 13 PENALTY
Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

1.1Im Falle einer Zuwiderhandlung gegen das Wettbewerbsverbot aus Ziffer 11.1, das Abwerbeverbot gemäß Ziffer 11.3 oder die Geheimhaltungspflicht aus Ziffer 10 ist der Arbeitnehmer jeweils verpflichtet, an die Gesellschaft eine Vertragsstrafe in Höhe des letzten Bruttomonatsgehalts zu zahlen.

1.2In the event of a breach of the non-compete according to clause 11.2, the non-solicitation obligation according to clause 11.4, or the confidentiality obligation according to clause 0 the Employee shall pay a penalty to the Company in the amount of the last gross monthly salary in each individual case.

1.3Besteht die Zuwiderhandlung in der kapitalmäßigen Beteiligung an einem Wettbewerbsunternehmen oder der Eingehung eines Dauerschuldverhältnisses (z. B. Arbeits-, Dienst-, Handelsvertreter oder Beraterverhältnis), wird die Vertragsstrafe für jeden angefangenen Monat, in dem die kapitalmäßige Beteiligung oder das Dauerschuldverhältnis besteht, neu verwirkt ("Dauerverletzung").

1.4If the breach consists of a capital participation in a competitor company or of entering into a continuing obligation (eg employment, service, commercial agent or consultancy relationship), the contractual penalty is forfeited anew for each new month in which the capital participation or the continuing obligation exists ("Permanent Breach").

1.5Mehrere Verletzungshandlungen lösen jeweils gesonderte Vertragsstrafen aus, gegebenenfalls auch mehrfach innerhalb eines Monats. Erfolgen dagegen einzelne Verletzungshandlungen im Rahmen einer Dauerverletzung, sind sie von der für die Dauerverletzung verwirkten Strafe mit umfasst.

1.6Several acts of breaches trigger in each case separate contractual penalties, if applicable several times within one month. If, on the other hand, individual breaches occur within the framework of a Permanent Breach, they are also covered by the penalty forfeited for the Permanent Breach.

1.7Hierbei ist das zum Zeitpunkt des Verstoßes jeweils geltende Bruttomonatsfestgehalt oder im Falle einer Zuwiderhandlung nach Vertragsende das letzte Bruttomonatsfestgehalt vor Beendigung des Arbeitsverhältnisses, inklusive einer etwaigen durchschnittlichen variablen Bruttovergütung der letzten 12 Monate, maßgeblich.

1.8The last gross monthly base salary at the time of the breach or in the case of a breach after the end of the employment, the last gross monthly base salary prior to the end of the employment, including the average gross variable remuneration of the last 12 months, if any, shall apply in this regard.

1.9Weist der Arbeitnehmer einen geringeren Schaden im Zusammenhang mit einer Zuwiderhandlung nach, ist er verpflichtet, nur den geringeren Schaden an die Gesellschaft zu zahlen. Die Gesellschaft kann auch einen höheren Schaden sowie sonstige Rechte (z. B. Unterlassungsansprüche) geltend machen.

1.10The Employee is entitled to prove lower damages arising from the breach, in which case the Employee will only be obliged to pay the lower damages. The Company can also claim higher damages and exercise other rights (eg injunctive reliefs).

14.VORAUSZAHLUNGEN, ÜBERZAHLUNGEN UND DARLEHEN	1. 14 ADVANCE PAYMENTS, OVERPAYMENTS AND LOANS
Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

1.1Vorschüsse und Überzahlungen für Reisekosten, Provisionen, Vergütung oder Ähnliches, und Darlehen, die die Gesellschaft an den Arbeitnehmer gezahlt hat, werden mit der Beendigung des Arbeitsverhältnisses hinsichtlich des noch offenen Restbetrages ohne Rücksicht auf die bei der Hingabe der Leistungen getroffenen Vereinbarungen fällig, es sei denn, dass die Gesellschaft das Arbeitsverhältnis aus betriebsbedingten Gründen gekündigt oder der Arbeitnehmer aus einem von der Gesellschaft zu vertretenden Grund außerordentlich gekündigt hat.

1.2Advances and overpayments for travel expenses, commissions, remuneration or similar, and loan of money awarded to the Employee by the Company mature immediately according to the remaining amount not repaid on the termination of the employment relationship regardless of the agreements made by the time of granting. This shall not apply if the employment relationship is terminated for operational reasons or if the Employee resigned for cause, caused by the Company.

1.3Der Arbeitnehmer ist verpflichtet, etwaige Zahlungen nach Ziffer 14.1 auch dann an die Gesellschaft zurückzuzahlen, wenn der Arbeitnehmer diese Zahlungen bereits verbraucht hat. Der Einwand des Wegfalls der Bereicherung gemäß § 818 Abs. 3 BGB ist ausgeschlossen.

1.4The Employee shall pay back to the Company any payments according to clause 14.2, even if the Employee has already spent these amounts. The defence to claim the omission of enrichment provided under section 818 para. 3 German Civil Code is excluded.

15.ERFINDUNGEN, TECHNISCHE VERBESSERUNGEN, URHEBER- DESIGN- UND MARKENRECHTE	15INVENTIONS, TECHNICAL IMPROVEMENTS, COPYRIGHT, DESIGN AND TRADE MARK RIGHTS
1.1Die zwingenden Vorschriften des Arbeitnehmererfindungsgesetzes (ArbnErfG) bleiben unberührt.	1.2The obligatory provisions of the German Employee's Inventions Act shall remain unaffected.
1.1Hinsichtlich der von dem Arbeitnehmer getätigten Erfindungen und technischen Verbesserungsvorschlägen ergeben sich für beide Parteien bestimmte Rechte und Pflichten aus dem ArbnErfG. Insbesondere hat der Arbeitnehmer von ihm getätigte Erfindungen oder technische Verbesserungsvorschläge unverzüglich der Gesellschaft in Textform zu melden. Nimmt die Gesellschaft die Erfindung in Anspruch bzw. verwertet sie den technischen Verbesserungsvorschlag, gehen die Rechte an der Erfindung oder an dem technischen Verbesserungsvorschlag auf die Gesellschaft über. In diesem Fall hat der Arbeitnehmer gemäß ArbnErfG einen Anspruch auf eine angemessene Vergütung gegen die Gesellschaft zusätzlich zu der unter Ziffer 3 dieses Arbeitsvertrages geregelten Vergütung.

1.1With regard to inventions and technical improvements made by the Employee, certain rights and obligations arise from the German Employee's Inventions Act for both parties. In particular, the Employee shall notify the Company immediately in textual form about any invention or technical improvement the Employee made. The rights to the invention or technical improvement are transferred to the Company if the Company claims the invention or exploits the improvement. In this case, the Employee can claim a reasonable remuneration from the Company according to the provisions of the German Employee's Inventions Act in addition to the salary according to clause 3 of this Contract of Employment.

Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

1.1Der Arbeitnehmer verpflichtet sich, auch betriebsbezogene freie Erfindungen unverzüglich der Gesellschaft in Textform zu melden und dieser zumindest eine nicht-ausschließliche Lizenz zur Nutzung zu angemessenen Bedingungen anzubieten.

1.1The Employee undertakes to notify the Company immediately about free inventions related to his employment with the Company in textual form and to offer the Company at least a non-exclusive license to use the free inventions under reasonable conditions.

1.3Der Arbeitnehmer erteilt hiermit an die Gesellschaft eine weltweite unbeschränkte unterlizenzierbare kostenlose und ausschließliche Lizenz an den Urheberrechten an seinen Arbeitsergebnissen. Diese Lizenz umfasst die Nutzungs- und Verwertungsrechte an den Arbeitsergebnissen, d. h. unter anderem das Recht, die Arbeitsergebnisse zu bearbeiten und umzugestalten, diese in Original-, bearbeiteter und umgestalteter Fassung zu vervielfältigen, zu verbreiten, auszustellen, zu senden und wiederzugeben. Der Arbeitnehmer verzichtet ausdrücklich auf die Geltendmachung seiner Urheberpersönlichkeitsrechte an seinen Arbeitsergebnissen in Original-, bearbeiteter und umgestalteter Form, einschließlich aber nicht beschränkt auf das Recht zur Namensnennung und das Recht der öffentlichen Zugänglichmachung.

1.4The Employee hereby grants to the Company the worldwide, unrestricted, sublicensable, free, and exclusive license to the copyrights on his work results. This license comprises the right of the Company to utilize and exploit the work results, ie inter alia the right to edit, to amend, to copy, to distribute, to exhibit, to broadcast and to reproduce work results in original, edited and amended form. The Employee explicitly waives to enforce his moral rights as author of the work results in original, edited and amended form, including but not limited to the right to be named as author and the right to make the work results publicly available.

1.1Die lizenzierten Rechte dürfen von der Gesellschaft ganz oder teilweise, ausschließlich oder nicht-ausschließlich an Dritte unterlizenziert werden ohne Mitteilung oder zusätzlichem Einverständnis des Arbeitnehmers.
1.1The licensed rights can be sublicensed by the Company completely or partly, exclusively or non-exclusively to any third party without notification or further consent of the Employee.
1.1§ 69b Urheberrechtsgesetz (Urheber in Arbeits- und Dienstverhältnissen) bleibt von diesem Arbeitsvertrag unberührt.	1.1Section 69b German Copyright Act (originator in employment and service relationships) shall remain unaffected by this Contract of Employment.
1.5Der Arbeitnehmer überträgt hiermit der Gesellschaft alle an seinen Arbeitsergebnissen bestehenden Marken-, Design- und Geschmacksmusterrechte.	1.6The Employee hereby transfers to the Company all trademark and design rights to his work results.
Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

1.7Bezüglich der Übertragung und/oder Lizenzierung von Urheber-, Marken-, Design- und Geschmacksmusterrechten sowie für die Erfüllung von Mitwirkungspflichten und für jegliche sonstige Tätigkeit im Zusammenhang mit dieser Übertragung und/oder Lizenzierung von Rechten gemäß Ziffern 15.1 bis 15.5 erhält der Arbeitnehmer während der Dauer des Arbeitsverhältnisses keine weitere Vergütung neben der unter Ziffer 3 geregelten Vergütung.

1.8With regard to the transfer and/or license of copyrights, trademarks, and designs as well as for the fulfilment of the obligations to cooperate and for any other activity connected to the transfer and/or license of rights according to clauses 15.2 to 15.6, the Employee shall not be entitled to any payment during the term of employment other than his salary according to clause 3.

1.1Die Nutzung und Verwertung dieser Arbeitsergebnisse ist mit der unter Ziffer 3 geregelten Vergütung ebenfalls abgegolten.	1.1Any utilization and exploitation of these work results shall also be compensated by the Employee's salary according to clause 3.
1.9Die Gesellschaft nimmt die Rechteübertragungen und Rechteeinräumungen gemäß Ziffern 15.1 bis 15.5 an.	1.10The Company accepts the transfers and assignments of rights according to clauses 15.2 to 15.6.
16.GEHALTSABTRETUNG UND (VER)PFÄNDUNG	1. 16 PLEDGING OF SALARY AND ASSIGNMENT
Die Verpfändung, Pfändung oder Abtretung der Vergütungsansprüche des Arbeitnehmers ist nur nach vorheriger schriftlicher Zustimmung der Gesellschaft zulässig. Die Gesellschaft wird die Erteilung der Zustimmung im Rahmen billigen Ermessens prüfen. Soweit die Gesellschaft zugestimmt hat, hat der Arbeitnehmer die durch die Pfändung, Verpfändung oder Abtretung erwachsenen Kosten zu tragen. Die zu ersetzenden Kosten sind pauschaliert und betragen je zu berechnender Pfändung, Verpfändung oder Abtretung EUR 25,00.

Pledging or assignment of salary claims is permissible only with the Company's prior written consent. The Company will act reasonable in exercising its discretion to give consent. If the Company gives the consent the Employee shall be obliged to bear the costs arising through garnishment, pledging, assignment or any attachment of earnings. The costs to be reimbursed shall be paid in a flat-rate fee and shall amount to EUR 25.00 for every garnishment, pledging, assignment or any attachment of earnings charged

Die Pauschale wird nicht erhoben, wenn der Arbeitnehmer nachweist, dass ein Schaden überhaupt nicht oder nur wesentlich niedriger als die Pauschale entstanden ist. Die Gesellschaft ist berechtigt, bei Nachweis höherer tatsächlicher Kosten, diese in Ansatz zu bringen.

The flat-rate fee shall not be levied if the Employee provides evidence that no loss at all has been suffered, or one which is significantly lower than the flat-rate amount. The Company shall be entitled to claim for reimbursement of higher actual costs upon providing evidence of the same.

17.RICHTLINIEN DER GESELLSCHAFT, GELTUNG VON KOLLEKTIVEN UND BETRIEBLICHEN REGELUNGEN SOWIE ABWEICHUNG VOM GÜNSTIGKEITSPRINZIP	1. 17 COMPANY RULES AND PROCEDURES, APPLICATION OF WORKS AND OTHER OPERATIONAL AGREEMENTS AND DEVIATION FROM THE FAVOURABILITY PRINCIPLE
1.1Auf das Arbeitsverhältnis finden die jeweils gültigen Richtlinien der Gesellschaft Anwendung, soweit der Arbeitnehmer in deren Geltungsbereich fällt.	1.2The Company's policies effective from time to time shall apply to the employment to the extent that the Employee falls within its scope.
Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

18.AUSSCHLUSSFRISTEN	18FORFEITURE PERIODS
1.1Alle Ansprüche aus diesem Arbeitsvertrag sind innerhalb von 3 Monaten nach Fälligkeit in Textform geltend zu machen. Ansprüche, die nicht innerhalb dieser Frist geltend gemacht werden, verfallen.	1.2All claims arising out of this Contract of Employment must be pursued in textual form within three months of their due date. Claims that are not pursued within this period will be forfeited.
1.3Lehnt die Gegenpartei den Anspruch in Textform ab oder erklärt sie sich nicht innerhalb von 2 Wochen nach der Geltendmachung des Anspruchs, so verfällt dieser, wenn er nicht innerhalb von 3 Monaten nach der Ablehnung oder dem Fristablauf gerichtlich geltend gemacht wird.

1.4If one party denies the claim of the right in textual form or if the party does not answer within two weeks after the claim has been brought to the attention of the other party, the claim shall be brought to court within three months after denial or deadline expiry, otherwise the claim will be forfeited.

1.5Ziffern 18.1 und 18.3 gelten nicht für Ansprüche	1.6Clauses 18.2 and 18.4 shall not apply to claims
(a)auf das gesetzliche Mindestentgelt,	(b)for statutory minimum wage,
(c)aufgrund einer Haftung einer Partei wegen Vorsatzes,	(d)of a party based on liability for intentional actions,
(e)auf die die Parteien nicht oder nicht ohne Beteiligung Dritter verzichten können,	(f)which cannot be waived by the parties or not without the participation of third parties,
(g)aufgrund einer Haftung einer Partei für Schäden aus der Verletzung des Lebens, des Körpers oder Gesundheit, die auf einer fahrlässigen Pflichtverletzung einer Partei oder einer vorsätzlichen oder fahrlässigen Pflichtverletzung eines gesetzlichen Vertreters oder Erfüllungsgehilfen einer Partei beruhen,

(h)of a party based on liabilities for damages in case of death, physical injury or damages to health resulting from a negligent breach of duty of a party or an intentional or negligent breach of duty of a legal representative or an agent of a party,

(i)aufgrund einer Haftung einer Partei für sonstige Schäden, die auf einer vorsätzlichen oder grob fahrlässigen Pflichtverletzung einer Partei oder einer vorsätzlichen oder grob fahrlässigen Pflichtverletzung eines gesetzlichen Vertreters oder Erfüllungsgehilfen einer Partei beruhen und
(j)of a party based on liabilities for other damages resulting from an intentional or grossly negligent breach of duty of legal representative or agent of a party and
(k)im Zusammenhang mit Straftaten und Ordnungswidrigkeiten.	(l)in connection with criminal and administrative offenses.
Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

19.KEINE NEBENABREDEN	1. 19 NO SIDE AGREEMENTS
Dieser Arbeitsvertrag ersetzt sämtliche bisherigen Vereinbarungen zwischen den Parteien zum Arbeitsverhältnis oder die mit der Beschäftigung des Arbeitnehmers im Zusammenhang stehen. Dies gilt entsprechend für Vereinbarungen mit Verbundenen Unternehmen.

This Contract of Employment shall replace all previous agreements between the parties regarding the employment or that are related to the employment of the Employee. This shall apply accordingly to agreements with any Affiliated Companies.

20.SCHLUSSBESTIMMUNGEN	1. 20 FINAL PROVISIONS
1.1Soweit in diesem Arbeitsvertrag Ansprüche oder Pflichten des Arbeitnehmers gegenüber Verbundenen Unternehmen oder Ansprüche oder Pflichten von Verbundenen Unternehmen gegenüber dem Arbeitnehmer geregelt werden, handelt die Gesellschaft im Einverständnis dieser Verbundenen Unternehmen.

1.2To the extent that any claims or obligations of the Employee towards Affiliated Companies or claims or obligations of the Affiliated Companies towards the Employee are subject to this Contract of Employment the Company acts with the consent of these Affiliated Companies.

1.3Änderungen und/oder Ergänzungen dieses Arbeitsvertrages, die nicht durch eine individuelle Vereinbarung der Vertragsparteien erfolgen, bedürfen zu ihrer Rechtswirksamkeit der schriftlichen Bestätigung (Textform genügt). Dies gilt auch für den Verzicht auf dieses Textformerfordernis. Das bedeutet, dass keine Ansprüche aus betrieblicher Übung entstehen können.

1.4Variations of and/or amendments to this Contract of Employment, which were not agreed upon individually among the parties, must be confirmed in writing in order to become effective. This applies also to any waiver of this text form requirement. This means that no claims may arise under the terms of an operational practice.

1.5Sollte eine Bestimmung dieses Arbeitsvertrages unwirksam sein oder werden oder sollte sich eine Lücke in diesem Arbeitsvertrag herausstellen, so wird die Wirksamkeit der übrigen Bestimmungen dadurch nicht berührt. Die Arbeitsvertragsparteien sind im Falle einer unwirksamen Bestimmung verpflichtet, über eine wirksame und zumutbare Ersatzregelung zu verhandeln, die dem von den Arbeitsvertragsparteien mit der unwirksamen Bestimmung verfolgten wirtschaftlichen Zweck möglichst nahe kommt. Dies gilt entsprechend, wenn sich eine Lücke in diesem Arbeitsvertrag herausstellt.

1.6Should any provision of this Contract of Employment be or become void or should a gap in this Contract of Employment become apparent, the validity of the other provisions will not be affected. In the event of an invalid provision, the parties to this Contract of Employment shall be obliged to negotiate a valid and reasonable substitute provision which comes as close as possible to the economic purpose the parties of this Contract of Employment had pursued with the invalid provision. This shall apply accordingly if a gap in this Contract of Employment becomes apparent.

21.ANWENDBARES RECHT, MASSGEBLICHE FASSUNG	21GOVERNING LAW, AUTHORITATIVE VERSION
Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

Dieser Arbeitsvertrag unterliegt deutschem Recht. Die deutsche Fassung dieses Arbeitsvertrages ist maßgeblich.	German law shall apply to this Contract of Employment. The German version of this Contract of Employment shall be the authoritative version.
Dortmund, 18 November 2025 Ort/Place, Datum/Date	Dortmund, 20 November 2025 Ort/Place, Datum/Date
/s/ BEATE STEWART ppa. Beate Stewart Sr HR Manager EMEA Quaker Houghton Sales BV ZNL Deutschland	/s/ KEVIN MEAGHER Kevin Meagher
Der Arbeitnehmer bestätigt mit der Unterschrift, eine vollständige Ausführung dieses Arbeitsvertrages erhalten zu haben, die von beiden Parteien im Original unterschrieben wurde.	The Employee hereby confirms with the signature that the Employee has received a complete execution of this Contract of Employment that has been signed by both parties with original signatures.
Dortmund, 20 November 2025 /s/ KEVIN MEAGHER Ort/Place, Datum/Date Kevin Meagher

Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

ADDENDUM TO THE EMPLOYMENT CONTRACT

A.SIGN-ON BONUS ACKNOWLEDEGMENT
Kevin Meagher

You are being offered a sign-on bonus in the amount of 100.000€ EUR gross, less applicable taxes. This bonus will be paid as follows:

•100.000€ gross as soon as administratively possible after your effective date of hire. In the event that you either voluntarily leave your employment or are dismissed for cause within the first twelve (12) months following your effective date of hire, you acknowledge and agree that you have an obligation to repay the sign on bonus monies you have received.

The repayment of this sign-on bonus shall be made to the Company within ten (10) business days of the termination of your employment. By accepting the sign-on bonus and executing this Acknowledgment, you agree that the Company may deduct any amounts owed to you upon the termination of your employment in satisfaction of the sign-on bonus.

The Company will not process any sign-on bonus payment until you sign and return this Acknowledgment.

Dortmund, 18. November 2025

Quaker Houghton Sales BV Deutsche Zweigniederlassung

ppa. Beate Stewart
Sr Human Resources Manager EMEA

I have read and understand the terms and conditions set forth in this document. My signature below indicates my awareness and agreement to all the terms herein, including any obligation to repay the sign-on bonus as set forth above.

Dortmund, 20 NOV 2025        /s/ KEVIN MEAGHER
Ort/Datum                Kevin Meagher

Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

PLEASE EXECUTE AND RETURN THIS COPY TO THE LEGAL DEPARTMENT

November 19, 2025

BY EMAIL
Kevin Meagher

RE: Awards Pursuant to the 2024 Long-Term Performance Incentive Plan

We are pleased to inform you that we will recommend to the Compensation and Human Resources Committee of Quaker Houghton (the “Company”) that you be granted the following awards under the Company's 2024 Long-Term Performance
Incentive Plan (the "Plan"):

•An equity sign-on award of restricted stock units ("RSUs") equal in value to approximately $300,000 USD which will vest ratably over a three-year period; and
•An annual grant under the Plan equal in value to approximately $88,000 USD which will be allocated as follows: 40%
    RSUs, vesting on a ratable basis over a three-year term, and 60% performance stock units ("PSUs"), vesting at the end of the three-year performance cycle based on company performance, Committee approval, and your continued employment through the vest date.

If approved, the equity awards will be granted under and subject to the terms and conditions of, the Company's Plan, as well as the terms and conditions of the applicable award agreement, which will be provided to you as soon as practicable after the grant date and which you will be required to accept in accordance with the Company's acceptance procedures. Each equity award shall vest in accordance with the vesting schedule set forth in the applicable award agreement.

Please note that the Company can grant RSUs to you only if and as long as it is permitted and feasible under the laws of the country in which you reside or to which laws you may be subject. If local laws make the grant illegal or impractical, the Company will let you know as soon as possible. Under all circumstances, the RSUs will remain subject to compliance with applicable law, as provided in the Plan.

You should be aware that the Company, in its discretion, may change or end the operation of the Plan at any time. If the Company decides to change or terminate the Plan, you will not have any claims against the Company to receive RSUs or any other benefits equivalent to RSUs. You acknowledge that the Company is not obligated to continue to grant RSUs or any other benefits to you.

Furthermore, you should know that the RSUs and any shares of common stock acquired pursuant to the RSUs are an additional benefit that may be given to you by the Company and not by your employer or any other subsidiary of the Company. Therefore, the RSUs and any shares of common stock acquired pursuant to the award are not part of your employment relationship with your employer and are completely separate from your salary or any other remuneration or benefits provided to you by the employer. This means that any gain you realize from the RSUs will not be included if or when any benefits that you may receive from the employer are calculated, including but not limited to bonuses, severance payments or similar termination compensation or indemnity, payments during a notice period or payments in lieu of notice.

If an RSU grant is made to you, you will be responsible for complying with any applicable legal requirements in connection with your participation in the Plan and for any tax or social insurance contribution obligations arising from the RSUs and the shares of common stock received pursuant to the RSUs and regardless of any tax and social insurance contribution withholding and/or reporting obligation of the Company or the employer. You agree that if the RSUs are granted to you, the employer may report or withhold taxes as may be required under local law. You agree to seek advice from your personal accountant or tax advisor at your own expense regarding the tax implications of any RSUs granted to you.

The Company, in its sole discretion, may decide to deliver documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Quaker Chemical Corporation A Quaker Houghton Company
901 E. Hector Street Conshohocken. PA 19428-2380
T: 610.832.4000
quakerhoughton.

Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

You understand that, in order for the Company to administer the RSUs, the Company and the employer must collect, process and transfer certain of your personal data. By signing this letter, you agree to the collection, processing and transfer of your personal data, as described in the attached appendix.

Finally, all disputes arising under or relating to the grant of RSUs and/or the provisions of this letter shall be governed by and construed in accordance with the laws of the Commonwealth or Pennsylvania as such laws are applied to agreements between Pennsylvania residents entered into and to be performed entirely within Pennsylvania, without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought that relate to the RSUs and/or the provisions of this letter, relating lo it, or arising from ii. the parties hereby submit to and consent to the sole and exclusive jurisdiction of the state and federal courts located in Pennsylvania, where this grant is made and/or to be performed.

If there are any conflicts between the contents of this letter on the one hand, and the terms of the Plan and applicable award agreement on the other hand, the terms of the Plan and award agreement shall prevail, if that order.

The terms of this letter are strictly confidential. By signing and returning this letter, you acknowledge and agree to all of the terms and conditions contained herein.

Sincerely,

/s/ JOSEPH A. BERQUIST
Joseph A. Berquist
Chief Executive Officer and President

ACKNOWLEDGED AND AGREED:

/s/ KEVIN MEAGHER
Signature

/s/ KEVIN MEAGHER
Name

20 NOV 2025
Date

Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok

APPENDIX A
By signing this letter to which this Appendix A is attached, you agree to the additional terms and conditions set forth in this Appendix A. Capitalized terms used in this Appendix A shall have the meaning ascribed to such terms in the Jetter.
Data Collection and Usage The Company and the subsidiary that will employ you (the "employer'? may collect, process, and use certain personal information about you, including, but not limited to, your name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of common stock or directorships held in the Company, details of aft awards granted under the Plan or any other entitlement to shares of common stock awarded, canceled, exercised, vested, unvested and outstanding in your favor ("Data'), for purposes of Implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent.

Stock Plan Administration Service Providers. The Company may transfer Data or part thereof to ShareWorks by Morgan Stanley and certain of its affiliated companies (“ShareWorks”), which is assisting the Company with the implementation, administration and management of the Plan, You may be asked to agree on separate terms and data processing practices with ShareWorks, with such agreement being a condition to the ability to participate in the Plan.

International Data Transfers. The Company is based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. The Company's legal basis for the transfer of Data, where required, is your consent.

Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your salary from or employment relationship with your employer will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to grant the RSU or other awards under the Plan or administer or maintain such awards.

Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact the local human resources representative of your employer.

Additional Consents. Upon request of the Company or your employer, you agree to provide an executed data privacy consent form to the Company and/or the employer (or any other agreements or consents that may be required by the Company and/or your employer) that the Company and/or your employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the applicable data privacy Jaws, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or your employer.

By providing an additional signature below, you are declaring that you agree with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not provide an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purpose described above.

ACKNOWLEDGED AND AGREED

/s/ KEVIN MEAGHER
Name

20 NOV 2025
Date

Quaker Houghton Sales B.V. Deutsche Zweigniederlassung - A Quaker Houghton Company
Giselherstrasse 57 D-44319 Dortmund - T: +49 (0) 800.7435562 | F: +49 (0) 800.3297435 - quakerhoughton.com
Sitz der Gesellschaft Dortmund Amtsgericht - Dortmund Handelsregister-Nr. HRB 34612- USt-Id.- Nr. DE DE324629237 - Geschäftsführung M.H. Moreno / H. Blok